Exhibit 99.1
Restaurant Brands International Inc. to Acquire Firehouse Subs
Firehouse Subs is a differentiated, fast-growing brand that is complementary to RBI’s family of iconic brands
High-quality menu offering frequently rated #1 in food quality in QSR sandwich category
Compelling unit economics and a substantial long-term growth opportunity across the U.S. and internationally
$1 billion all-cash transaction that is Immediately accretive to RBI’s diluted net earnings per share

Toronto, November 15, 2021 - Restaurant Brands International Inc. (“RBI”) (TSX: QSR) (NYSE: QSR) (TSX: QSP) and Firehouse Restaurant Group, Inc. ("Firehouse Subs") announced today that they have reached an agreement for RBI to acquire Firehouse Subs for $1.0 billion in an all-cash transaction. The transaction offers significant long-term unit growth potential, to drive attractive returns for all stakeholders and is expected to be immediately accretive to RBI's diluted net earnings per share.

Firehouse Subs adds a strong and loved restaurant brand with attractive unit economics in a complementary category to RBI’s existing family of iconic quick service restaurant (“QSR”) brands, Tim Hortons®, Burger King®, and Popeyes®.

Founded in Jacksonville, Florida in 1994 by brothers and former firefighters Chris Sorensen and Robin Sorensen, Firehouse Subs is a brand built on decades of culture rooted in public service, creating hot and hearty subs piled high with the highest quality meats and cheeses and a commitment to saving lives through the establishment of the non-profit Firehouse Subs Public Safety Foundation®.

The brand is a strong and growing player within the $30 billion U.S. QSR sandwich category and since 2010 has increased its number of restaurants 3x to ~1,200 and its system-wide sales1 4x to an expected approximately $1.1 billion of system-wide-sales for 2021. This momentum extends into 2021, with October year to date U.S. comparable sales2 versus 2019 of 20%. The brand benefits from a strong family of franchisees who own and operate 97% of the brand’s restaurants across 46 U.S. States, Canada and Puerto Rico. Firehouse Subs is expected to generate roughly $50 million of 2021E Adjusted EBITDA3.

Firehouse Subs is frequently rated the #1 brand in its QSR sandwich category for food quality and has one of the strongest brand-love ratings in its category – driven by the Foundation that has now granted more than $62.5 million in essential life-saving equipment and other support to public safety organizations.

José Cil, Chief Executive Officer of RBI commented, “Firehouse Subs is a special brand with a talented team, impressive culture and community focus that resonates with guests and closely aligns with our core values at RBI. We see tremendous potential to accelerate U.S. and international growth at Firehouse Subs with RBI’s development expertise, global franchisee network and digital capabilities. We are excited to welcome the Firehouse Subs team to the RBI family and to continue our ambitious dream of building the world’s most loved restaurant brands.“

1 System-wide sales represent sales at all franchise restaurants and company-owned restaurants and are driven by sales at franchised restaurants, as approximately 97% of current Firehouse Subs restaurants are franchised. Franchise sales are not recorded as revenues; however, franchise revenues include royalties based on a percentage of franchise sales.
2 Comparable sales refers to the percentage change in restaurant sales in one period from the same period year over year for restaurants that have been open for 52 weeks for Firehouse Subs. Additionally, if a restaurant has been approved for temporary closure, the restaurant is excluded from the comparable sales calculation for the period of time they are closed. Comparable sales are measured on a constant currency basis, which means that results exclude the effect of foreign currency translations. Key operating metrics are analyzed on a constant currency basis as this helps identify underlying business trends, without distortion from the effects of currency movements. The 2-year comparisons are calculated on a geometric stacked basis by using the 2020 and 2021 growth metrics.
3 2021E Adjusted EBITDA is an operational metric representing the expected 2021 full year revenues and expenses of the acquired business adjusted for non-cash compensation, non-operating or non-recurring items and the impact of terminations of area representative agreements as if they had occurred at the beginning of the period.

Exhibit 99.1
Don Fox, Chief Executive Officer of Firehouse Subs said, “At Firehouse Subs we are united in our commitment to and passion for hearty and flavorful food, heartfelt service, and public safety. Joining the RBI family of brands provides an energizing opportunity to assist more communities, not only across America and Canada, but around the globe. The donations we generate for our Foundation through our restaurants means changing and saving lives, so we can’t wait to accelerate our journey at home and around the world.”

Firehouse Subs Highlights
Differentiated, Purpose-Driven Brand. Supporting local communities is a core pillar of Firehouse Subs's operating philosophy and a key differentiator for the brand in the sandwich QSR category. Firehouse Subs's commitment to the communities where they operate is a leading reason guests choose the brand’s restaurants and has been a driver of overall positive brand metrics. The Firehouse Subs Public Safety Foundation has granted $62.5 million to public safety organizations across 49 states, Puerto Rico and Canada. For the third consecutive year, based on recent Technomic Insight consumer data, Firehouse Subs was named the No.1 brand in the restaurant industry that "Supports Local Community Activities."

High-Quality Menu Offering Frequently Rated #1 in Food Quality in the QSR Sandwich Category. Firehouse Subs offers hearty, hot specialty subs featuring steamed meats and cheeses on a toasted sub roll. The brand rounds out its fulsome menu offering with chopped salads, chili and soups, signature sides, and local specialties with inspiration across its menu pulling from its namesake - with fan favorites such as the Hook & Ladder®. The brand has a strong focus on maintaining quality and consistency for its guests at attractive price points and has frequently been rated number 1 in both food quality and food taste and flavor across a number of consumer surveys in the U.S. QSR sandwich category.

Experienced Leadership Team with a Demonstrated Track Record. Firehouse Subs is led by a team of industry veterans with proven capabilities in operations, marketing, and development and a keen focus on franchisee profitability. Following the transaction, Firehouse Subs's management team will continue leading the brand’s day-to-day operations, building on its proven track record of tripling unit count and more than quadrupling system-wide sales since 2010, while benefiting from RBI’s global scale, resources and digital capabilities to accelerate growth for years to come.

Strong Unit Economics with Compelling Paybacks. Firehouse Subs is expecting its 1,200 locations to generate total 2021 system-wide sales of approximately $1.1 billion, driving a compelling three and a half-year average payback period (based on company store performance). The brand is generating strong sales momentum in 2021, with 20% U.S. comparable sales versus 2019 year to date through October 2021.

Proven Brand Across 46 U.S. States, Canada and Puerto Rico with Significant Unit Growth Potential. Firehouse Subs has a proven, successful model with the opportunity to grow significantly across the U.S. and internationally. The brand’s already strong growth prospects are expected to be further enhanced by RBI’s robust franchisee network, development expertise and ability to accelerate global unit growth, increase overall brand awareness, and drive further improvements in unit economics, which will create a reinforcing cycle of growth. The concept has successfully traveled across 46 states and grown into Canada, which has strong AUVs that are generally above the system average.

Clear Digital Expansion Opportunities. Firehouse Subs has a solid digital foundation with a mobile app including mobile order and pay and loyalty capabilities, in addition to a strong delivery sales mix. The brand’s loyalty program boasts nearly 3.5 million subscribers, enrolling approximately 50 thousand additional customers per month and representing over 10% of transactions. This transaction would augment Firehouse Subs' capabilities by leveraging RBI’s in-house tech-stack, engineers and continued investments in digital and technology to accelerate the brand’s digital transition.
Transaction Details
Under the terms of the agreement, RBI will acquire Firehouse Subs for $1.0 billion in an all-cash transaction. RBI plans to fund the acquisition through a combination of cash on hand and debt. The transaction is expected to close in the coming months subject to satisfaction of customary closing conditions and regulatory approvals.

Following the closing of the transaction, Firehouse Subs will remain based in Jacksonville, Florida, and will continue to be managed by Chief Executive Officer (“CEO”), Don Fox, and Chief Financial Officer, Vincent Burchianti.

Advisors
BofA Securities, Inc. and J.P. Morgan Securities LLC acted as financial advisors and Paul, Weiss, Rifkind, Wharton & Garrison acted as legal advisors to RBI. Firehouse Subs was advised by TD Securities and Latham and Watkins.

Exhibit 99.1
About Firehouse Subs
Firehouse Subs® is a restaurant chain with a passion for hearty and flavorful food, heartfelt service and public safety. Founded in Jacksonville, Florida in 1994 by brothers and former firefighters Chris Sorensen and Robin Sorensen, Firehouse Subs is a brand built on decades of fire and police service, hot and hearty subs piled high with the highest quality meats and cheeses and its commitment to saving lives through the establishment of the non-profit Firehouse Subs Public Safety Foundation®. The founders are the real deal, the food is their creation and the brand is a family of franchise operators who share their same passion for generously serving food and community.

Enjoy more subs. Save more lives. To learn more, visit http://www.firehousesubs.com.

About Restaurant Brands International Inc.
Restaurant Brands International Inc. is one of the world's largest quick service restaurant companies with approximately $34 billion in annual system-wide sales and over 27,000 restaurants in more than 100 countries. RBI owns three of the world's most prominent and iconic quick service restaurant brands - TIM HORTONS®, BURGER KING®, and POPEYES®. These independently operated brands have been serving their respective guests, franchisees and communities for over 45 years.

Contacts
Investors: investor@rbi.com
Media: media@rbi.com or Liz.Slobodian@firehousesubs.com

Forward-Looking Statements
This press release includes forward-looking statements, which are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects," "intends" or similar expressions and include statements regarding (1) expectations regarding whether a transaction will be consummated or, if consummated, whether Firehouse Subs will benefit from the global scale and resources of RBI, (2) expectations regarding whether the transaction will be immediately accretive and/or drive attractive returns for all stakeholders, (3) expectations regarding Firehouse Subs’ growth and RBI's ability to accelerate such growth in development, brand awareness, unit economics and digital, (4) projected 2021 system-wide sales and resulting average payback period as well as projected 2021E Adjusted EBITDA and (5) expectations regarding financing the acquisition. These forward-looking statements may be affected by risks and uncertainties in the business of RBI and Firehouse Subs and market conditions, and include the following: (1) the risk that the acquisition will not close when expected or at all, (2) the risk that the conditions to the acquisition will not be satisfied, (3) the risk that the Company's business will be adversely impacted during the pendency of the acquisition or will not meet projected financial and sales targets, and (4) the risk that the operations of the two companies will not be integrated successfully. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in filings made by RBI with the U.S. Securities and Exchange Commission and the Canadian securities regulators, including RBI's annual report on Form 10-K for the year ended December 31, 2020. RBI cautions readers that certain important factors may have affected and could in the future affect actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made herein. RBI does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.